THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“ACT”), AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED ABSENT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR COMPLIANCE WITH RULE 144 PROMULGATED UNDER SUCH ACT, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

WARRANT TO PURCHASE COMMON STOCK
OF
QUINTESSENCE PHOTONICS CORPORATION

No. ___	Void after August 1, 2010 (Unless extended per the terms below)

This certifies that for good and valuable consideration previously provided to Quintessence Photonics Corporation, a Delaware corporation ("Company"), with principal offices currently at 15632 Roxford Street, Sylmar, California 91342, receipt of which is hereby acknowledged, ______________________________________________ is entitled, subject to the terms and conditions of this Warrant, to purchase from the Company at any time prior to 5:00 p.m. Pacific time on August 1, 2010 (such date, as may be extended pursuant to the terms hereof, the "Expiration Date"), up to that number of shares of Warrant Stock (as defined below) as may be purchased for the Maximum Purchase Amount (as defined below) at a price per share equal to the Warrant Price (as defined below), upon surrender of this Warrant at the principal offices of the Company, together with a duly executed subscription form in the form attached hereto as Exhibit 1 and simultaneous payment of the full Warrant Price for the shares of Warrant Stock so purchased in lawful money of the United States. The Expiration Date, Warrant Price and the number and character of shares of Warrant Stock purchasable under this Warrant are subject to adjustment as provided herein.

This Warrant is issued pursuant to that certain Loan Agreement dated as of August 1, 2005 (the "Purchase Agreement"), by and among the Company and the original holder of this Warrant, and is subject to the provisions thereof.

1. Definitions. The following definitions shall apply for purposes of this Warrant:

1.1 "Change of Control" means the consummation of any transaction or series of related transactions that results in the holders of record of the Company’s capital stock immediately prior to the transaction or transactions holding less than fifty percent (50%) of the voting power of the Company immediately after the transaction or transactions, including the acquisition of the Company by another entity and any reorganization, merger, consolidation or share exchange, or which results in the sale of all or substantially all of the assets of the Company; provided, however, that a Change of Control shall not be deemed to occur if a Successor succeeds to the business of the Company.

1.2 “Common Stock” means the common stock of the Company.

1.3 "Company" means the "Company" as defined above and includes any corporation which shall succeed to or assume the obligations of the Company under this Warrant.

1.4 “Early Termination Option” means the Company’s option to terminate the extended term of the Note prior to its expiration date as provided in Section 4 of the Note.

1.5 “Extension Option” means the Holder’s option to extend the expiration date of the Note as provided in Section 4 of the Note.

1.6 "Holder" means any person who shall at the time be the registered holder of this Warrant.

1.7 "Initial Public Offering" means a firm commitment underwritten public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offer and sale of the Company's Common Stock to the public for the account of the Company.

1.8 "Note" means the Secured Promissory Note of even date herewith initially payable to the initial Holder hereof.

1.9 “Successor” means (i) any entity that acquires all or substantially all of the assets or stock of the Company, or that results from the merger of, reorganization of, or consolidation with the Company, or otherwise succeeds to substantially all of the business of the Company, or (ii) in the case of a reverse merger in which the Company is the surviving entity, the Company; provided that the holders of record of the Company’s capital stock, in the aggregate, immediately prior to any of the foregoing transaction or series of related transactions shall possess at least 50% of the voting stock of such entity (or, in the case of a reverse merger, the Company) immediately after the transaction or transactions.

1.10 "Warrant" means this Warrant and any warrant(s) delivered in substitution or exchange therefor, as provided herein.

1.11 "Warrant Price" means $3.75 per share of Warrant Stock. The Warrant Price is subject to adjustment as provided herein.

1.12 "Warrant Stock" means the Company’s Common Stock. The number and character of shares of Warrant Stock are subject to adjustment as provided herein and the term "Warrant Stock" shall include stock and other securities and property at any time receivable or issuable upon exercise of this Warrant in accordance with its terms.

2. Exercise.

2.1 Method of Exercise. Subject to the terms and conditions of this Warrant, the Holder may exercise this Warrant in whole or in part, at any time or from time to time, before the Expiration Date, for up to 62500 shares of Warrant Stock (the “Maximum Purchase Amount”), by surrendering this Warrant at the principal offices of the Company, with the subscription form attached hereto duly executed by the Holder, and payment of an amount equal to the product obtained by multiplying (i) the number of shares of Warrant Stock to be purchased by the Holder by (ii) the Warrant Price or adjusted Warrant Price therefor, if applicable, as determined in accordance with the terms hereof.

2.2 Form of Payment. Payment may be made by (i) a check payable to the Company's order, (ii) wire transfer of funds to the Company, (iii) cancellation of indebtedness of the Company to the Holder, or (iv) any combination of the foregoing.

2.3 Partial Exercise. The Warrant shall be exercisable, at the election of the holder thereof, either in full or from time to time in part and, in the event that the Warrant is exercised in respect of fewer than all of the Warrant Stock issuable on such exercise at any time prior to the date of expiration of the Warrant, the Company shall, at the time of delivery of such certificate, deliver to such holder a new Warrant to purchase the remaining Warrant Stock, which new Warrant shall in all other respects be identical with the Warrant exercised, or, at the request of such holder, appropriate notation may be made on the Warrant exercised and such Warrant shall be returned to such Holder.

2.4 No Fractional Shares. No fractional shares may be issued upon any exercise of this Warrant, and any fractions shall be rounded down to the nearest whole number of shares. If upon any exercise of this Warrant a fraction of a share results, the Company will pay the cash value of any such fractional share, calculated on the basis of the Warrant Price.

2.5 Restrictions on Exercise. This Warrant may not be exercised if the issuance of the Warrant Stock upon such exercise would constitute a violation of any applicable federal or state securities laws or other laws or regulations. As a condition to the exercise of this Warrant, the Holder shall execute the subscription form attached hereto, confirming and acknowledging that the representations and warranties of the Holder set forth in Section 3 of the Purchase Agreement are true and correct as of this date of exercise.

2.6 Net Exercise Election. The Holder may elect to convert all or a portion of this Warrant, without the payment by the Holder of any additional consideration, by the surrender of this Warrant or such portion to the Company, with the net exercise election selected in the subscription form attached hereto duly executed by the Holder, into up to the number of shares of Warrant Stock that is obtained under the following formula:

X = Y (A-B)
    A

where	X =	the number of shares of Warrant Stock to be issued to the Holder pursuant to this Section 2.6.

Y =	the Maximum Purchase Amount divided by the Warrant Price.

A =	the fair market value of one share of Warrant Stock, as determined in good faith by the Company's Board of Directors, as at the time the net exercise election is made pursuant to this Section 2.6.

B =	the Warrant Price.

The Company will promptly respond in writing to an inquiry by the Holder as to the then current fair market value of one share of Warrant Stock.

3. Issuance of Stock. This Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above, and the person entitled to receive the shares of Warrant Stock issuable upon such exercise shall be treated for all purposes as the holder of record of such shares as of the close of business on such date. As soon as practicable on or after such date, the Company shall issue and deliver to the person or persons entitled to receive the same a certificate or certificates for the number of whole shares of Warrant Stock issuable upon such exercise.

4. Early Expiration. If the Company proposes at any time to effect a Change of Control, the Company shall mail to the Holder a notice specifying the date on which the Change of Control is anticipated to become effective. The Company shall give Holder thirty (30) days’ notice to exercise the Warrant prior to any Change of Control of the Company. This Warrant shall automatically expire and be of no further force and effect without any action by the Holder immediately prior to the effective date of a Change of Control.

5. Adjustment Provisions. The number and character of shares of Warrant Stock issuable upon exercise of this Warrant (or any shares of stock or other securities or property at the time receivable or issuable upon exercise of this Warrant) and the Warrant Price therefor, are subject to adjustment upon the occurrence of the following events between the date this Warrant is issued and the date it is exercised:

5.1 Adjustment for Stock Splits, Stock Dividends, Recapitalizations, etc. The Warrant Price of this Warrant and the number of shares of Warrant Stock issuable upon exercise of this Warrant (or any shares of stock or other securities at the time issuable upon exercise of this Warrant) shall each be proportionally adjusted to reflect any stock dividend, stock split, reverse stock split, combination of shares, reclassification, recapitalization or other similar event affecting the number of outstanding shares of Warrant Stock (or such other stock or securities).

5.2 Adjustment for Other Dividends and Distributions. In case the Company shall make or issue, or shall fix a record date for the determination of eligible holders entitled to receive, a dividend or other distribution payable respect to the Warrant Stock that is payable in (a) securities of the Company (other than issuances with respect to which adjustment is made under Section 5.1), or (b) assets (other than cash dividends paid or payable solely out of retained earnings), then, and in each such case, the Holder, upon exercise of this Warrant at any time after the consummation, effective date or record date of such event, shall receive, in addition to the shares of Warrant Stock issuable upon such exercise prior to such date, the securities or such other assets of the Company to which the Holder would have been entitled upon such date if the Holder had exercised this Warrant immediately prior thereto (all subject to further adjustment as provided in this Warrant).

5.3 Adjustment for Reorganization, Consolidation, Merger, Reverse Merger. Except as provided in Section 4 (Early Expiration), in case of any reorganization of the Company (or of any other corporation, the stock or other securities of which are at the time receivable on the exercise of this Warrant), after the date of this Warrant, or in case, after such date, the Company (or any such corporation) shall consolidate with or merge into another corporation or convey all or substantially all of its assets to another corporation, or engage in a reverse merger in which the Company is the surviving entity, then, and in each such case, the Holder, upon the exercise of this Warrant (as provided in Section 2), at any time after the consummation of such reorganization, consolidation, merger, conveyance or reverse merger, shall be entitled to receive, in lieu of the stock or other securities and property receivable upon the exercise of this Warrant prior to such consummation, the stock or other securities or property to which the Holder would have been entitled upon the consummation of such reorganization, consolidation, merger, conveyance or reverse merger, if the Holder had exercised this Warrant immediately prior thereto, all subject to further adjustment as provided in this Warrant, and the Successor or purchasing corporation in such reorganization, consolidation, merger, conveyance or reverse merger (if other than the Company) shall duly execute and deliver to the Holder a supplement hereto acknowledging such corporation's obligations under this Warrant; and in each such case, the terms of this Warrant shall be applicable to the shares of stock or other securities or property receivable upon the exercise of this Warrant after the consummation of such reorganization, consolidation, merger, conveyance or reverse merger.

5.4 Conversion of Stock. In case all the authorized Warrant Stock of the Company is converted, pursuant to the Company's Certificate of Incorporation, into other securities or property, or the Warrant Stock otherwise ceases to exist, then, in such case, the Holder, upon exercise of this Warrant at any time after the date on which the Warrant Stock is so converted or ceases to exist (the "Termination Date"), shall receive, in lieu of the number of shares of Warrant Stock that would have been issuable upon such exercise immediately prior to the Termination Date (the "Former Number of Shares of Warrant Stock"), the stock and other securities and property to which the Holder would have been entitled to receive upon the Termination Date if the Holder had exercised this Warrant with respect to the Former Number of Shares of Warrant Stock immediately prior to the Termination Date (all subject to further adjustment as provided in this Warrant).

5.5 Notice of Adjustments. The Company shall promptly give written notice of each adjustment or readjustment of the Warrant Price or the number of shares of Warrant Stock or other securities issuable upon exercise of this Warrant. The notice shall describe the adjustment or readjustment and show in reasonable detail the facts on which the adjustment or readjustment is based.

5.6 No Change Necessary. The form of this Warrant need not be changed because of any adjustment in the Warrant Price or in the number of shares of Warrant Stock issuable upon its exercise.

5.7 Reservation of Stock. If at any time the number of shares of Warrant Stock or other securities issuable upon exercise of this Warrant shall not be sufficient to effect the exercise of this Warrant, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Warrant Stock or other securities issuable upon exercise of this Warrant as shall be sufficient for such purpose.

6. Adjustment of Warrant Price. In the event the Company or its Successor, at any time, from time to time, after the date hereof and prior to (i) the payment in full of the Note issued concurrently with this Warrant to the Holder or (ii) within twelve months following the effective date of the Holder’s election to convert such Note into shares of Common Stock in accordance with its terms, as applicable, shall issue and sell shares of its equity securities, in one or a series of transactions, to investors for aggregate proceeds to the Company of not less than One Million Dollars ($1,000,000) at a price less than $3.75 per share, as adjusted for stock splits and stock dividends (an “Equity Financing”), the Warrant Price shall be adjusted at the closing of the Equity Financing to be equal to the lowest price per share received by the Company in the Equity Financing; provided, however, that in no event shall the Warrant Price be less than $0.90 per share as adjusted.

7.  Extension of Expiration Date. In the event that the Holder exercises its Extension Option or the Company prepays the Notes prior to July 31, 2006 in accordance with the terms and conditions of the Note, the Expiration Date of the Warrant shall be extended to 5:00 p.m. Pacific time on August 1, 2015, without further action on the part of the parties hereto.

8. No Rights or Liabilities as Stockholder. This Warrant does not by itself entitle the Holder to any voting rights or other rights as a stockholder of the Company. In the absence of affirmative action by the Holder to purchase Warrant Stock by exercise of this Warrant, no provisions of this Warrant, and no enumeration herein of the rights or privileges of the Holder, shall cause the Holder to be a stockholder of the Company for any purpose.

9. No Impairment. The Company will not, by amendment of its Certificate of Incorporation or Bylaws, or through reorganization, consolidation, merger, dissolution, issue or sale of securities, sale of assets or any other voluntary action, willfully avoid or seek to avoid the observance or performance of any of the terms of this Warrant. Without limiting the generality of the foregoing, the Company will take all such action as may be necessary or appropriate in order that the Company may duly and validly issue fully paid and nonassessable shares of Warrant Stock upon the exercise of this Warrant.

9. Attorneys' Fees. In the event any party is required to engage the services of any attorneys for the purpose of enforcing this Warrant, or any provision thereof, the prevailing party shall be entitled to recover its reasonable expenses and costs in enforcing this Warrant, including attorneys' fees.

10. Transfer. Neither this Warrant nor any rights hereunder may be assigned, conveyed or transferred, in whole or in part, without the Company's prior written consent, which the Company may withhold in its sole discretion; provided, however, that this Warrant may be assigned, conveyed or transferred without the prior written consent of the Company to any person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Holder. The rights and obligations of the Company and the Holder under this Warrant and the Purchase Agreement shall be binding upon and benefit their respective permitted successors, assigns, heirs, administrators and transferees, including any Successor of the Company.

11. Governing Law. This Warrant shall be governed by and construed under the internal laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California, without reference to principles of conflict of laws or choice of laws.

12. Headings. The headings and captions used in this Warrant are used for convenience only and are not to be considered in construing or interpreting this Warrant. All references in this Warrant to sections and exhibits shall, unless otherwise provided, refer to sections hereof and exhibits attached hereto, all of which exhibits are incorporated herein by this reference.

13. Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the address of the Holder at the last address furnished to the Company by the Holder in writing or, in the case of the Company, at the principal offices of the Company, or at such other address as any party or the Company may designate by giving five (5) days' advance written notice to all other parties.

14. Amendment; Waiver. Any term of this Warrant may be amended, and the observance of any term of this Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Holder. Any amendment or waiver effected in accordance with this Section shall be binding upon Holder, each future holder of such securities, and the Company.

15. Severability. If one or more provisions of this Warrant are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Warrant and the balance of the Warrant shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

16. Compliance with Securities Laws. This Warrant and all shares of Warrant Shares or Common Stock issued upon exercise hereof or conversion thereof shall be stamped or imprinted with a legend substantially in the following form (in addition to any legend required by state securities laws or by any investors’ rights agreement or similar agreement):

NEITHER THIS WARRANT NOR THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL SUCH SECURITIES ARE REGISTERED UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY IS OBTAINED TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED, OTHER THAN TO ANY OTHER PERSON OR ENTITY WHICH, DIRECTLY OR INDIRECTLY, CONTROLS, IS CONTROLLED BY OR IS UNDER COMMON CONTROL WITH, OR TO ANY PERSON OR ENTITY THAT IS A PARTNER OR MEMBER OF, THE HOLDER HEREOF.

17. Terms Binding. By acceptance of this Warrant, the Holder accepts and agrees to be bound by all the terms and conditions of this Warrant.

18. Counterparts. This Warrant may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.

Dated: August ___, 2005

COMPANY:

By: ___________________________________
George M. Lintz
Chief Financial Officer

AGREED AND ACKNOWLEDGED:

HOLDER:

By: ___________________________________

[SIGNATURE PAGE TO WARRANT]

Exhibit 1

FORM OF SUBSCRIPTION
(To be signed only upon exercise of Warrant)

To: Quintessence Photonics Corporation

(1) The undersigned Holder hereby elects to purchase         shares of stock of Quintessence Photonics Corporation (the "Warrant Stock"), pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price for such shares in full.

(1) Net Exercise Election. The undersigned Holder elects to convert the Warrant into shares of Warrant Stock by net exercise election pursuant to Section 2.6 of the Warrant. This conversion is exercised with respect to __________ shares of stock of Quintessence Photonics Corporation (the "Warrant Stock") covered by the Warrant.

[STRIKE PARAGRAPH ABOVE THAT DOES NOT APPLY]

(2) In exercising the Warrant, the undersigned Holder hereby confirms and acknowledges that the representations and warranties set forth in Section 3 of the Purchase Agreement (as defined in the Warrant) as they apply to the undersigned Holder continue to be true and correct as of this date.

(3) Please issue a certificate or certificates representing such shares of Warrant Stock in the name or names specified below:

(Name)	(Name)

(Address)	(Address)

(City, State, Zip Code)	(City, State, Zip Code)

(Social Security Number)	(Social Security Number)

(Date)	(Signature of Holder)